Nicor Inc.
Form 8-K
Exhibit 99.01

FOR IMMEDIATE RELEASE                                                                                                                                                                                                             FOR MORE INFORMATION
FEBRUARY 24, 2010                                                                                                                                                                                                                            Contact:  Kary Brunner, re: N-1025
                                                                                                                                                                                                                                                                                 630 388-2529
                                                                                                                                                                                                                                 Media Contact:  Richard Caragol
                                                                                                                                                                                                                                                 630 388-2686

NICOR ANNOUNCES 2009 PRELIMINARY EARNINGS AND 2010 ANNUAL OUTLOOK

Naperville, IL – February 24, 2010—Nicor Inc. (NYSE: GAS) today reported twelve months ended December 31, 2009, preliminary net income, operating income and diluted earnings per common share were $135.5 million, $220.3 million and $2.98, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $119.5 million, $185.0 million and $2.63, respectively.

Earnings for the twelve months ended December 31, 2009, compared to 2008, reflect higher operating income in the company’s gas distribution and other energy-related businesses, partially offset by lower operating income in the company’s shipping business.  The twelve-months-ended comparisons also reflect lower interest income and a higher effective income tax rate in 2009, partially offset by higher pretax equity investment income.

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“During a year of ongoing economic challenge, Nicor delivered very good financial results in 2009,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer. “With the rate relief received in 2009, Nicor Gas began recovering the increased operating costs associated with providing safe and reliable service to our customers.  This was an important step in maintaining the health of our utility for the benefit of our customers, our employees and our investors.  Significantly, even with this rate relief, Nicor Gas continued to have the lowest distribution rates among major Illinois gas utilities, and among the lowest residential charges in the entire nation.  Tropical Shipping remained solidly profitable, despite the impact the economic slowdown had on volumes shipped.  Our other energy-related ventures reported record operating results, and continue to add meaningfully to consolidated results.  Looking ahead, we expect consolidated 2010 financial results to be favorably impacted by improved performance at our gas distribution business.  Our shipping business is forecast to produce results in-line with 2009.  And, while off their 2009 record levels, we expect solid results in our other energy ventures businesses.”

For the three months ended December 31, 2009, preliminary net income, operating income and diluted earnings per common share were $55.2 million, $91.1 million and $1.21, respectively.  This compares to net income, operating income and diluted earnings per common share for the fourth quarter 2008 of $47.9 million, $71.9 million and $1.05, respectively.

Earnings for the fourth quarter 2009, compared to 2008, reflect higher operating income in the company’s gas distribution and other energy-related businesses as well as improved corporate operating results, partially offset by lower operating income in the company’s shipping business.  The fourth quarter comparisons also reflect a higher effective income tax rate and lower interest income in 2009.

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Details regarding twelve months ended December 31, 2009 and fourth quarter 2009 preliminary financial results compared to the same periods in 2008 follow:

•	Gas distribution operating income increased $25.3 million for the twelve months ended December 31, 2009 compared to the prior-year period. The twelve-month results reflected:
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Higher gas distribution margin ($39.0 million) due to the base rate increase (approximately $60 million) partially offset by lower natural gas deliveries due to warmer weather in 2009 (approximately $8 million), lower demand unrelated to weather (approximately $5 million), and lower net revenue from franchise gas and energy efficiency cost recovery rate adjustment mechanisms (“riders”) established in the 2009 rate order (approximately $3 million).

-	Higher depreciation expense ($6.5 million).
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Higher operating and maintenance expenses ($5.8 million) due primarily to higher payroll and benefit-related costs (primarily attributable to increased pension expense), the absence of prior year legal recoveries recorded in the second quarter of 2008, higher postage charges and higher costs on legal matters.  These increases were partially offset by lower bad debt expense (attributable principally to lower natural gas prices), lower company use and storage-related gas costs, and lower costs associated with the cost recovery riders noted above.

•	Gas distribution operating income increased $10.3 million for the fourth quarter 2009 compared to the same period in 2008. The quarter reflected:
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Higher gas distribution margin ($7.9 million) due to the base rate increase (approximately $16 million) partially offset by lower natural gas deliveries due to warmer weather in 2009 (approximately $6 million).

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Lower operating and maintenance costs ($4.7 million) due primarily to lower bad debt expense (attributable in part to lower natural gas prices), partially offset by higher payroll and benefit-related costs (primarily attributable to increased pension expense).

-	Partially offsetting these positive factors was higher depreciation expense ($1.6 million).

•
Shipping operating income decreased $10.1 million and $6.7 million for the twelve months ended December 31, 2009 and the fourth quarter 2009, respectively, compared to the prior-year periods.  Declines in both periods were due to lower operating revenues partially offset by lower operating costs.  Decreased operating revenues in both periods of 2009, compared to the same periods in 2008, were attributable to lower volumes shipped and lower average rates (resulting principally from lower surcharges for fuel).  Decreased operating costs for both periods in 2009, compared to the same periods in 2008, were primarily attributable to lower transportation-related costs (due in large part to lower volumes shipped and lower fuel prices), lower charter costs and lower payroll and benefit-related costs.

•
Other energy ventures operating income increased $20.2 million and $13.8 million for the twelve months ended December 31, 2009 and the fourth quarter 2009, respectively, compared to the prior-year periods due primarily to higher operating income at the company’s wholesale natural gas marketing business; and retail energy-related products and services businesses.

Higher operating income in the company’s wholesale natural gas marketing business for the twelve months ended December 31, 2009, compared to 2008, was due primarily to favorable results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

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Higher operating income in the company’s wholesale natural gas marketing business for the fourth quarter 2009, compared to the same period in 2008, was due primarily to favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory and favorable results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided.  However, the underlying derivatives used to hedge the price exposure are carried at fair value.  For derivatives that either do not meet the requirements for hedge accounting or for which hedge accounting is not elected, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Higher operating results for the twelve months ended December 31, 2009 and the fourth quarter 2009, compared to the same periods in 2008, in the company’s retail energy-related products and services businesses were due primarily to lower operating expenses partially offset by lower operating revenues.  Lower operating expenses for both 2009 periods, compared to the same periods in 2008, were attributable primarily to lower average cost per utility-bill management contract partially offset by higher average contract volumes.  Lower operating revenues for both 2009 periods, compared to the same periods in 2008, were due to lower average revenue per utility-bill management contract partially offset by higher average contract volumes.  The 2009 full-year results, compared to 2008, also reflected higher selling and administrative costs (due to business growth).

•
Corporate operating results decreased $0.1 million for the twelve months ended December 31, 2009, compared to 2008, due to the absence of a prior year legal recovery of $3.1 million pretax, partially offset by a lower weather-related cost.  The company recorded a $3.7 million pre-tax weather-related cost in the twelve months ended December 31, 2009, compared to a $6.2 million pre-tax weather-related cost recorded last year associated with certain of the company’s retail utility-bill management products.  Corporate operating results improved $1.8 million for the three months ended December 31, 2009, compared to the prior year period, due primarily to a lower weather-related cost.  The company recorded a $0.8 million pre-tax weather-related cost in the fourth quarter 2009, compared to a $2.5 million pre-tax weather-related cost recorded in the fourth quarter 2008 associated with certain of the company’s retail utility-bill management products.  Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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•
The twelve-months-ended December 31, 2009 financial results, compared to 2008, reflect lower interest income (due primarily to lower average interest rates, lower interest on tax matters and lower average investment balances) and a higher effective income tax rate; partially offset by higher pretax equity investment income.  Higher equity investment income was due primarily to a $10.1 million pre-tax gain recorded in the first quarter of 2009 related to the sale of the company’s equity investment interest in EN Engineering, partially offset by the absence of equity income from this joint venture following its sale.  The fourth quarter 2009 financial results, compared to the same period in 2008, reflect a higher effective income tax rate and lower interest income (due primarily to lower interest on tax matters).

Bad Debt Rider Approval
On February 2, 2010, the ICC approved a rate adjustment mechanism for bad debt expense (“bad debt rider”) that was filed for in 2009 by the company’s gas distribution business, Nicor Gas.  The approved bad debt rider provides for recovery from (or refund to) customers of the difference between the actual bad debt expense Nicor Gas incurs on an annual basis and the benchmark bad debt expense included in its rates for the respective year.  As a result, Nicor Gas will record in the first quarter of 2010 a net recovery related to 2008 and 2009 of approximately $32 million pre-tax; substantially all this amount is expected to be collected in 2010.  In 2010, the benchmark against which 2010 actual bad debt expense will be compared is approximately $63 million.

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2010 Earnings Outlook
The company estimates 2010 diluted earnings per common share will be in the range of $3.10 to $3.30.  This estimate includes the approximately $32 million pre-tax net recovery noted above related to 2008 and 2009 bad debt expense and the current estimate for a refund to customers related to 2010 bad debt expense.  Consistent with prior guidance, the annual outlook also excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2010 earnings, they are not currently estimable.  The company’s estimate for the gas distribution business is based on normal weather for the remainder of the year.

The company’s 2010 earnings outlook, compared to 2009 results, excluding the gain on the sale of the company’s equity investment in EN Engineering reflects higher expected results in the company’s gas distribution business (even without the positive impacts of the bad debt rider), comparable results in its shipping business and results in its other energy-related businesses below the record levels of 2009.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

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Conference Call
As previously announced, the company will hold a conference call to discuss its full-year 2009 financial results and 2010 outlook.  The conference call will be this Wednesday morning, February 24, 2010 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Thursday, March 11, 2010.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 33340978.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and/or has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)
	Three months ended		Twelve months ended
	December 31		December 31
	2009	2008	2009	2008
Operating revenues
Gas distribution	$615.5	$876.5	$2,140.8	$3,206.9
Shipping	96.1	116.4	352.6	425.2
Other energy ventures	76.0	72.5	239.0	230.3
Corporate and eliminations	(19.5)	(24.6)	(80.3)	(85.8)
Total operating revenues	768.1	1,040.8	2,652.1	3,776.6

Operating expenses
Gas distribution
Cost of gas	402.5	664.9	1,345.7	2,427.8
Operating and maintenance	77.4	82.1	300.4	294.6
Depreciation	44.0	42.4	177.4	170.9
Taxes, other than income taxes	40.3	46.1	167.6	189.4
Mercury-related costs	-	.6	-	.6
Property sale gains	-	(.6)	-	(.8)
Shipping	82.6	96.2	323.4	385.9
Other energy ventures	49.5	59.8	193.5	205.0
Other corporate expenses and eliminations	(19.3)	(22.6)	(76.2)	(81.8)
Total operating expenses	677.0	968.9	2,431.8	3,591.6

Operating income (1)	91.1	71.9	220.3	185.0
Interest expense, net of amounts capitalized	11.3	10.5	38.7	40.1
Equity investment income, net	1.5	2.2	15.8	9.4
Interest income	.5	1.9	2.3	8.8
Other income, net	-	.6	.9	.7

Income before income taxes	81.8	66.1	200.6	163.8
Income tax expense, net of benefits	26.6	18.2	65.1	44.3

Net income	$55.2	$47.9	$135.5	$119.5

Average shares of common stock outstanding
Basic	45.4	45.3	45.4	45.3
Diluted	45.6	45.4	45.5	45.4

Earnings per average share of common stock
Basic	$1.22	$1.06	$2.99	$2.64
Diluted	1.21	1.05	2.98	2.63

(1) Operating income (loss) by business
Gas distribution	$51.3	$41.0	$149.7	$124.4
Shipping	13.5	20.2	29.2	39.3
Other energy ventures	26.5	12.7	45.5	25.3
Corporate and eliminations	(.2)	(2.0)	(4.1)	(4.0)
	$91.1	$71.9	$220.3	$185.0

Nicor Inc.
Gas Distribution Statistics

	Three months ended		Twelve months ended
	December 31		December 31
	2009	2008	2009	2008
Operating revenues (millions)
Sales
Residential	$408.1	$603.8	$1,377.9	$2,176.2
Commercial	104.5	149.3	350.4	551.4
Industrial	10.4	16.0	38.2	61.9
	523.0	769.1	1,766.5	2,789.5
Transportation
Residential	13.0	12.4	47.1	40.9
Commercial	22.2	27.3	79.1	82.2
Industrial	9.4	9.6	39.4	38.3
Other	.1	1.7	4.1	25.7
	44.7	51.0	169.7	187.1
Other revenues
Revenue taxes	35.8	42.4	150.3	174.0
Environmental cost recovery	3.3	2.9	12.5	9.7
Chicago Hub	2.1	2.8	7.7	11.3
Other	6.6	8.3	34.1	35.3
	47.8	56.4	204.6	230.3
	$615.5	$876.5	$2,140.8	$3,206.9
Deliveries (Bcf)
Sales
Residential	64.9	71.8	199.8	214.4
Commercial	17.2	17.5	52.7	54.7
Industrial	1.9	1.9	6.3	6.4
	84.0	91.2	258.8	275.5
Transportation
Residential	8.3	9.3	25.4	25.6
Commercial	29.0	31.4	89.6	93.1
Industrial	25.5	27.2	102.1	103.9
	62.8	67.9	217.1	222.6
	146.8	159.1	475.9	498.1
Customers at end of period (thousands)
Sales
Residential	1,763	1,760
Commercial	132	130
Industrial	8	8
	1,903	1,898
Transportation
Residential	218	222
Commercial	50	53
Industrial	5	5
	273	280
	2,176	2,178

Other statistics
Degree days	2,169	2,349	6,106	6,348
Colder than normal (1)	7%	13%	9%	9%
Average gas cost per Mcf sold	$4.68	$7.24	$5.06	$8.76

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year for 2009 and 5,830 degree days per year for 2008.

Nicor Inc.
Shipping Statistics
	Three months ended		Twelve months ended
	December 31		December 31
	2009	2008	2009	2008

Twenty-foot equivalent units (TEUs) shipped (thousands)	48.3	50.8	176.6	197.1

Revenue per TEU	$1,988	$2,291	$1,997	$2,158

At end of period

Ports served	25	25

Vessels operated	15	17